Exhibit 2.1
Agreement and Plan of Merger
     Agreement and Plan of Merger (“Agreement”) dated as of September 11, 2008, by and between ARIAD Pharmaceuticals, Inc., a Delaware corporation (“ARIAD”) and ARIAD Gene Therapeutics, Inc., a Delaware corporation (“AGTI”).
WITNESSETH:
     WHEREAS, ARIAD owns shares of AGTI comprising approximately 80% of the outstanding shares of AGTI;
     WHEREAS, the Boards of Directors of the respective parties hereto have each approved this Agreement and the merger of AGTI with and into ARIAD, and deem it advisable and in the best interests of their respective shareholders to merge AGTI with and into ARIAD (the “Merger”) in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”) and pursuant to this Agreement and the Certificate of Merger attached hereto as Annex I and incorporated herein (the “Certificate of Merger”);
     WHEREAS, the holders of a majority of the common stock of AGTI (the “AGTI Common Stock”) outstanding and entitled to vote thereupon as required by Section 251 of the DGCL have approved this Agreement and the transactions contemplated herein;
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree that AGTI shall be merged with and into ARIAD, which shall be the corporation surviving the Merger, and that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:
ARTICLE I
THE MERGER
     (a) Subject to and in accordance with the provisions of this Agreement, as promptly as practicable on or after the date hereof, the Certificate of Merger shall be executed and acknowledged by each of ARIAD and AGTI and thereafter delivered to the Secretary of State of Delaware for filing, as provided in Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed as required by law with the Secretary of State of Delaware or such date, not more than thirty days after such filing, as may be specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, the separate existence of AGTI shall cease and AGTI shall be merged with and into ARIAD (AGTI and ARIAD being sometimes referred to collectively herein as the “Constituent Corporations,” and ARIAD, the corporation designated in the Certificate of Merger as the surviving corporation, being sometimes referred to herein as the “Surviving Corporation”).

     (b) ARIAD and AGTI, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.
ARTICLE II
TERMS OF CONVERSION
At the Effective Time, by virtue of the Merger and without any action on the part of ARIAD, AGTI, or the holders of any of the following securities:
     (a) Each share of common stock of ARIAD (the “ARIAD Common Stock”) issued and outstanding immediately prior to the Effective Time shall not be converted or otherwise affected by the Merger, and each such share shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
     (b) The shares of preferred stock of ARIAD issued and outstanding immediately prior to the Effective Time, if any, shall not be converted or otherwise affected by the Merger, and each such share shall represent one validly issued, fully paid and nonassessable share of the particular series of preferred stock of the Surviving Corporation.
     (c) All issued and outstanding shares of AGTI Common Stock owned by ARIAD immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (d) Each share of AGTI Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled in accordance with subparagraph (c) above and, except as provided in Article III, subsection (d), the Appraisal Shares) shall be converted into the right to receive two (2.0) (the “Exchange Ratio”) fully-paid and non-assessable shares of ARIAD Common Stock (the “Merger Consideration”). At the Effective Time, all such shares of AGTI Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of AGTI Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse split, share dividend (including any dividend or distribution of securities convertible into ARIAD Common Stock), reorganization, recapitalization or other like change with respect to ARIAD Common Stock after the date hereof and before the Effective Date.
ARTICLE III
SURRENDER OF SHARES

     (a) As promptly as practicable after the date hereof, the Surviving Corporation shall mail or cause to be mailed to each record holder of a Certificate a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.
     (b) Each holder of record of a Certificate at the Effective Time shall, upon surrender of such Certificate in accordance with instructions, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required, be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Article II, subsection (d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of AGTI Common Stock which is not registered in the transfer records of AGTI, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated in this section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to Article II.
     (c) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.
     (d) Notwithstanding anything in this Agreement to the contrary, shares of AGTI Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Article II, subsection (d) above, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 (the “Appraisal Rights”). At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s

Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Article II, subsection (d).
ARTICLE IV
CERTIFICATE OF INCORPORATION AND BYLAWS
     From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Incorporation of ARIAD as in effect immediately prior to the Merger shall be and continue to be the Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Bylaws of ARIAD shall be and continue to be the Bylaws of the Surviving Corporation until amended in accordance with law.
ARTICLE V
DIRECTORS AND OFFICERS
     The persons who are directors and officers of ARIAD immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.
ARTICLE VI
AMENDMENT AND TERMINATION
     The parties hereto by mutual consent of their respective Boards of Directors may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing; provided, however, that no such amendment, modification or supplement may be made that by law requires approval by the stockholders of ARIAD or AGTI without such approval.
     The parties may terminate this Agreement by mutual written consent at any time between the date hereof and the Effective Time.
ARTICLE VII
EFFECTIVE TIME OF THE MERGER
     The Constituent Corporations shall do all such acts and things as shall be necessary or desirable in order to make the Effective Time occur as soon as practicable on the date hereof.
ARTICLE VIII
MISCELLANEOUS

     (a) Each party shall be responsible for all costs and expenses incurred by each such party in connection with this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, all attorneys’ fees and costs).
     (b) The headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.
     (c) This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     (d) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     (e) This Agreement shall be governed, construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     (f) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
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     IN WITNESS WHEREOF, ARIAD and AGTI, pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement and Plan of Merger to be executed as of the date first written above by its Chief Executive Officer, Chief Financial Officer, Secretary or any Senior Vice-President.

ARIAD Pharmaceuticals, Inc.			ARIAD Gene Therapeutics, Inc.

By:	/s/ Laurie A. Allen		By:	/s/ Laurie A. Allen

	Name:	Laurie Allen		Name:	Laurie Allen
	Title:	Senior Vice President And Chief Legal Counsel		Title:	President and Secretary